Exhibit 10.27

April 21, 2010

Shaun Mara

Dear Shaun:

I am pleased to offer you the position of Senior Vice President and Chief Accounting Officer for Dean Foods Company. This position will report to me and is based in Dallas, TX.

We look forward to having you join our team on or before June 28, 2010.

Here are the specifics of your offer and the pre-employment requirements that must be satisfied:

Base Salary

You will be paid $14,583.34 on a semi-monthly basis, less payroll taxes, which equates to an annual salary of $350,000.00, less payroll taxes.

Annual Incentive Opportunity

You will be eligible to earn an annual incentive as a participant in the Dean Corporate Short-Term Incentive Plan with a target amount equal to 50% of your annualized base salary, subject to the achievement of certain financial targets for Corporate Staff and certain individual objectives. If you start on or before June 28, 2010, for 2010, your incentive payment will be prorated based on your actual start date and will be guaranteed at $100,000 or actual achievement (whichever is greater).

Signing Bonus

Additionally, if you start on or before June 28, 2010, you will receive a one-time signing bonus of $50,000.00, less payroll taxes, the first full pay period following the completion of 30 days of employment. If you voluntarily leave Dean Foods without good reason during your first year of employment, you will be responsible for reimbursing Dean Foods on a prorated basis (based on number of months worked) for this one-time signing bonus.

Sign-on Long Term Incentive Compensation

For 2010, subject to Compensation Committee approval, you will be granted options to purchase shares of Dean Foods common stock having a Black Scholes value, of $125,000. The options will vest in equal installments over a period of three years, beginning on the first anniversary of the date of the grant. In addition, you will be granted restricted stock units having a value of $125,000. These restricted stock units will vest in equal installments over a period of three years, beginning on the first anniversary of the date of the grant.

You are also eligible for future equity grants under the Dean Foods Long Term Incentive Program. The amount and nature of any future long-term incentive awards will be determined by the Dean Foods Board of Directors.

For 2011, subject to Compensation Committee approval, your long term incentive compensation will have a target value of no less than $250,000 and will be comprised of 30% stock options, 30% restricted stock units and 40% performance cash units (based on the 2010 Dean Foods Long Term Incentive Program).

Executive Deferred Compensation Plan

You will be eligible to participate in the Executive Deferred Compensation Plan. The plan provides eligible executives with the opportunity to save on a tax-deferred basis. You will receive general information and enrollment materials at your home address approximately 30 - 45 days after your start date.

Paid Time Off (PTO)

You will be granted twenty (20) days of PTO. For 2010, your PTO will be prorated based on your actual start date. Unused PTO is not carried forward from year to year.

COBRA Support

Should you elect COBRA (health insurance) coverage from your previous employer, Dean Foods will reimburse you for your COBRA premiums (less your comparable Dean Foods contribution) until you become eligible for Dean Foods benefits (first of the month following 60 days of employment).

Benefits Plan

Attached to this letter is an overview of Dean Foods’ Health Benefits, 401k program, and all other benefits. Additionally, you are eligible for executive benefits that include a Supplemental Executive Retirement Plan (SERP), an executive long-term disability program, and company paid annual physical. If you have questions regarding these programs or eligibility, please call Gwen Rodriguez at 214-303-3738.

Change-In-Control Provisions

You will be provided a Change in Control agreement comparable to that currently provided to other Dean Foods Corporate Senior Vice Presidents. In general, this agreement provides benefits to two times your annual salary and target bonus, plus vesting of all equity awards and continued health coverage for a two-year period in certain circumstances following a Change in Control. The details of these provisions are set forth more fully in the Change of Control Agreement.

Severance

Dean Foods maintains an Executive Severance Plan, and we will provide you a copy of this plan. For purposes of this plan, you are considered a Corporate Senior Vice President.

New Hire Processes

This offer of employment is contingent upon your submission to and successful completion of a background check and drug screen. You are also required to comply with the Dean Foods Code of Ethics as a condition of employment. Your employment is on an at-will basis.

Conclusion

Shaun, I am very excited about the opportunities at Dean Foods and very excited to have you be a part of our team. I am confident that with your experience, skills, vision and standards, you will make significant contributions to our company in the years to come.

Best regards,

/s/ Jack Callahan

Jack Callahan
Executive Vice President, Chief Financial Officer

Agreed and accepted:

/s/ Shaun Mara
Shaun Mara

May 26, 2010
Date

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